UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 /A
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Auscrete Corporation
(Exact Name of registrant in its charter)

Wyoming	3272	27-1692457
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

504 West First St. Rufus, OR 97050 Our telephone number is (541) 739-8200

(Address and telephone number of principal executive offices)

Pocket Counsel, Inc. c/o Luc Nguyen, Esq.
1192 Draper Pkwy. #244 Draper, UT 84020
(801) 349-8274
(Name, address and telephone number of agent for service)

Copies to:
Pocket Counsel, Inc. c/o Luc Nguyen, Esq.
1192 Draper Pkwy., #244 Draper, UT 84020 (801) 349-8274

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock	$3,000,000.00	$0.30	$3,000,000.00	$213.90

(1)
This is an initial offering of securities by the registrant and no current trading market exists for our common stock. The Offering price of the common stock offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company. In determining the Offering Price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company's anticipated results of operations, the present financial resources of the Company, and the likelihood of acceptance of this Offering.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS

AUSCRETE CORPORATION

Shares of Common Stock
7,000,000 Minimum - 10,000,000 Maximum

$0.30 per share

Auscrete Corporation (“Auscrete” or the "Company") is offering on a best-efforts basis a minimum of 7,000,000 (the “Minimum Offering”) and a maximum of 10,000,000 shares of its common stock at a price of $0.30 per share in a direct public offering, without any involvement of underwriters or broker-dealers. The shares are intended to be sold directly through the efforts of its Directors and Officers of the Company.  As of this date, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent. However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements.  For more information, see the section titled "Plan of Distribution" herein.

The proceeds from the sale of the shares in this offering will be payable to Auscrete Corporation Trust Account f/b/o Auscrete Corporation. All subscription funds will be held in escrow in a non-interest bearing Trust Account at Banner Bank, Hermiston, Oregon pending the achievement of the Minimum Offering and no funds shall be released to Auscrete Corporation until such a time as the minimum proceeds are raised. If the minimum offering is not achieved within 270 days of the date of this prospectus, all subscription funds will be returned to investors promptly without interest or deduction of fees. The Company shall have the right, in its sole discretion, to extend the initial offering period an additional 270 days. See the section entitled "Plan of Distribution” herein. Neither the Company nor any subscriber shall receive interest no matter how long subscriber funds might be held.

The offering may terminate on the earlier of: (i) the date when the sale of all 10,000,000 shares is completed, (ii) anytime after the minimum offering of 7,000,000 shares of common stock is achieved, or (iii) 180 days from the effective date of this document, or any extension thereto.

Our common stock is presently not traded on any market or securities exchange. We are a development stage company that currently has limited operations and has not generated any revenue. Therefore, any investment involves a high degree of risk.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" ON PAGES 4-8.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

We intend to sell our shares at $0.30 per share. We determined this offering price arbitrarily by adding a $0.10 premium to the last sale price of our common stock to investors. There is no assurance of when, if ever, our stock will be listed on an exchange.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be "underwriters" within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Subject to completion, dated May 10, 2010

SUMMARY

PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

Initially we intend to manufacture lightweight cellular concrete wall, roof and interior panels for use in the construction of residential housing. Our principal business will be to supply builders and contractors with pre-cast wall, roof and interior panels for use in the construction of single-family homes.  Our aim will be to offer pre-cast panels that are not only affordable, energy efficient and eco-friendly but have superior fireproofing and sound and thermal insulation qualities. Potentially, we may begin constructing homes ourselves.

We were incorporated on December 31, 2009 under the laws of the state of Wyoming. Our principal offices are located at 504 West First St. Rufus, OR 97050 and our telephone number is (541) 739-8200.

THE OFFERING:

Securities Being Offered	A minimum of 7,000,000 and up to 10,000,000 shares of common stock.
Offering Price	We will sell our shares at $0.30 per share. We determined this offering price arbitrarily by adding a $0.10 premium to the last sale price of our common stock to investors.
Terms of the Offering	We will determine when and how we will sell the common stock offered in this prospectus.
Termination of the Offering
The offering will conclude when all of the 10,000,000 shares of common stock have been sold or we decide at any time to terminate the registration of the shares at our sole discretion but in no event later than two years from the effective date of this registration statement.

Use of Proceeds
We will use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures, and potentially for establishing our manufacturing facilities, distribution channels and construction operations.

SUMMARY FINANCIAL INFORMATION

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

BALANCE SHEET	As of February 26, 2010 (Audited)

Total Assets	$9,069
Total Liabilities	$0
Stockholders Equity	$9,069

INCOME STATEMENT
Revenue	$--
Total Expenses	$--
Net Loss	$--

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE WILL NEED A MINIMUM OF APPROXIMATELY $2,100,000 TO PROCEED WITH OUR BUSINES PLAN AND IF UNABLE TO RAISE THAT AMOUNT NET OF OFFERING COSTS, WE WILL HAVE TO REVISE OUR BUSINESS PLAN OR CLOSE OUR BUSINESS.

We had no working capital as of March 31, 2010.  We currently do not have any manufactured product and we have no income.  Our business plan calls for expenditures in the amount of $2,100,000 to get our initial product to market.  If we are able to sell 100% of the shares offered by Auscrete Corporation or even 70% or of the shares offered by Auscrete Corporation we should be able to meet this objective.  Even after our initial products are ready to sell, there can be no assurance they will generate sufficient revenues to sustain our business operations.  The $2,100,000 needed for funding at the present time may not be available to us. In the event we do not sell at least 70% of the offering, it will be necessary to suspend operations and seek alternative sources of funding. If we are not successful in obtaining funding, we will not be able to achieve revenues and our business will likely fail.

BECAUSE WE HAVE NOT YET COMMENCED BUSINESS OPERATIONS, WE FACE A HIGH RISK OF BUSINESS FAILURE.

We were incorporated on December 31, 2009 and to date have been involved primarily in organizational activities. We have not earned revenues as of the date of this prospectus.

Accordingly, you cannot evaluate our business, and therefore our future prospects, due to a lack of operating history. Potential investors should be aware of the difficulties normally encountered by development stage companies and the high rate of failure of such enterprises. In addition, there is no guarantee that we will be able to expand our business operations. Even if we expand our operations, at present, we do not know precisely when this will occur.

WE HAVE NOT GENERATED REVENUES AND DO NOT EXPECT TO GENERATE REVENUES UNTIL A MINIMUM OF 12 MONTHS FOLLOWING A SUCCESSFUL CONCLUSION OF THIS OFFERING.

We have not generated any revenues as of the date of this prospectus and do not expect to generate revenues until at least 12 months after we obtain funding from this offering.  Prior to completion of our development stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future. Potential investors should be aware of the difficulties we yet face in the development and the implementation of our business plan. These risks include without limitation:

--    Completion of our manufacturing facilities and
--    The acceptance of our products into the market place to a sufficient extent that our operations become economically viable.

The likelihood of success must also be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the development of our business plan.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

INVESTORS WILL BE UNABLE TO SELL THEIR SECURITIES IF NO MARKET DEVELOPS FOR THOSE SECURITIES.

No market exists at the present time for our common shares.  Investors in the offering will purchase securities that cannot be resold by those investors since no market exists.  Even though at some time in the future we intend to create a public market for our common shares, there can be no assurance when the market will develop or if the market will ever develop.  If we are not successful in developing a market for our common shares, investors will not be able to sell their securities and will suffer a loss of their investment.

BECAUSE OUR PRODUCTS ARE SPECIALTY PRODUCTS THAT APPEAL TO ONLY A NARROW PORTION OF THE U.S. POPULATION, UNLESS WE CAN ACHIEVE BROAD BASED MARKETING SUCCESS IT IS LIKELY OUR CONCRETE CASTING BUSINESS WILL NOT SUCCEED.

Our products are not currently as widely used in the construction of residential housing as competing materials such as drywall, wood, gypsum, or plaster panels.  To succeed we will need to market our products to a wide geographic area to appeal to a wider market.  If we cannot become the supplier of pre-cast cellular concrete wall, roof and interior panels to broad base of builders and contractors, it will be difficult for us to achieve financial success and investors may lose their investments.

WE DEPEND ON JOHN SPROVIERI WHOM WE MAY NOT BE ABLE TO RETAIN, IN WHICH EVENT WE COULD NOT CONTINUE TO DEVELOP OUR BUSINESS PLAN.

John Sprovieri is our only officer and our principal director who has the expertise to run and oversee the development of our business.  We would not be able to retain Mr. Sprovieri if he should die, become disabled or become engaged in other business pursuits to the extent he cannot devote sufficient time to our business.  In such event, we could not prosecute our business plan unless we can replace Mr. Sprovieri.  It is uncertain whether we would be able to do so.  In addition, we have no key-man life insurance on Mr. Sprovieri.

THE INDUSTRY IN WHICH WE COMPETE IS HIGHLY CYCLICAL AND ANY DOWNTURN RESULTING IN LOWER DEMAND OR INCREASED SUPPLY WOULD HAVE A MATERIALLY ADVERSE IMPACT ON OUR FINANCIAL RESULTS.

The building products manufacturing and distribution industry is subject to cyclical market pressures caused by a number of factors that are out of our control, such as general economic and political conditions, levels of new construction, interest rates and population growth. To the extent that cyclical market factors adversely impact overall demand for environmentally friendly building products or the prices that we can charge for our products, our net sales and margins would likely decline in the same time frame as the cyclical downturn occurs. Because much of our overhead and expense is relatively fixed in nature, a decrease in sales and margin generally could have a significant adverse impact on our results of operations. Also, to the extent our customers experience downturns in business; our ability to collect our receivables could be adversely affected. Finally, the unpredictable natures of the cyclical market factors that impact our industry make it difficult to forecast our operating results.

OUR SHARES OF COMMON STOCK ARE SUBJECT TO THE "PENNY STOCK" RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND THE TRADING MARKET IN OUR SECURITIES WILL BE LIMITED, WHICH WILL MAKE TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

PRODUCT LIABILITY CLAIMS AGAINST US COULD RESULT IN ADVERSE PUBLICITY AND POTENTIALLY SIGNIFICANT MONETARY DAMAGES.

Like other manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of our pre-cast concrete products results in injury. In addition, since we have no operating history, we cannot predict whether or not product liability claims will be brought against us in the future, or the effect of any resulting negative publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We will rely on our general liability insurance to cover product liability claims. The successful assertion of product liability claims against us could result in potentially significant monetary damages and if our insurance protection is inadequate to cover these claims, they could require us to make significant payments.

BECAUSE THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE GREATER RESOURCES THAN US, WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AND WE MAY BE UNABLE TO GAIN MARKET SHARE.

We compete with a large number of competitors in the construction supply business.  In addition to other companies that manufacture and distribute pre-cast aerated concrete wall, roof and interior panels, we will compete with companies that supply panels made of alternative materials such as drywall, gypsum, plaster and wood.  In addition, we will compete with local, regional and national home improvement wholesalers and retailers who offer panels directly to the public.   We expect to face increased competition in the future. Further, many of our potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

THE DEMAND FOR PRODUCTS REQUIRING SIGNIFICANT INITIAL CAPITAL EXPENDITURES SUCH AS OUR PRE-CAST CONCRETE PRODUCTS IS AFFECTED BY GENERAL ECONOMIC CONDITIONS.

The United States and international economies have recently experienced a period of slow economic growth. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for new residential buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our products. If the economic recovery slows down as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our pre-cast concrete products, which may harm our operating results.

WE WILL RELY PRIMARILY UPON COPYRIGHT AND TRADE SECRET LAWS AND CONTRACTUAL RESTRICTIONS TO PROTECT OUR PROPRIETARY RIGHTS, AND, IF THESE RIGHTS ARE NOT SUFFICIENTLY PROTECTED, OUR ABILITY TO COMPETE AND GENERATE REVENUE COULD SUFFER.

 We will seek to protect our proprietary manufacturing processes, documentation and other written materials primarily under trade secret and copyright laws. We will also require employees and consultants with access to our proprietary information to execute confidentiality agreements. The steps taken by us to protect our proprietary information may not be adequate to prevent misappropriation of our technology. In addition, our proprietary rights may not be adequately protected because:

•	People may not be deterred from misappropriating our technologies despite the existence of laws or contracts prohibiting it;

•	Policing unauthorized use of our intellectual property may be difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use; and

•
Reverse engineering, unauthorized copying, or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so. Any inability to adequately protect our proprietary rights could harm our ability to compete, to generate revenue and to grow our business.

WE MAY NOT BE ABLE TO MANAGE OUR FUTURE GROWTH EFFECTIVELY.

           We may be unable to manage future growth. To successfully manage our growth and handle the responsibilities of being a public company, we believe we must effectively:

•	Hire, train, integrate and manage additional qualified engineers for research and development activities, sales and marketing personnel, and financial and information technology personnel;

•	Retain key management and augment our management team, particularly if we lose key members;

•	Continue to enhance our customer resource management and manufacturing management systems;

•	Implement and improve additional and existing administrative, financial and operations systems, procedures and controls;

•	Expand and upgrade our technological capabilities; and

•	Manage multiple relationships with our customers, suppliers and other third parties.

We may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by rapid growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, satisfy customer requirements, execute our business plan or respond to competitive pressures.

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON THE CONTINUING CONTRIBUTIONS OF OUR KEY PERSONNEL.

We rely heavily on the services of our key executive officers, directors, and key employees including John Sprovieri – our Chief Executive Officer and Director, Clifford Jett, our Director, William Beers, our Director, Chris Longphre, our General Contractor RMI (Responsible Managing Individual), and Kimberly Grimm, our Internal Operations Manager. The loss of services of any director or principal member of our management team could adversely impact our operations. We believe our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled managerial, engineering and sales and marketing personnel. However, we cannot guarantee that any employee will remain employed at the Company for any definite period of time.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN USING THE NET PROCEEDS OF THIS OFFERING, AND YOU WILL NOT HAVE THE OPPORTUNITY, AS PART OF YOUR INVESTMENT DECISION, TO ASSESS WHETHER THE PROCEEDS ARE BEING USED APPROPRIATELY.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. Depending on future developments and circumstances, we may use some of the proceeds for other purposes. We do not have more specific plans for the net proceeds from this offering. Therefore, our management will have broad discretion in applying the net proceeds of this offering. The net proceeds could be applied in ways that do not improve our operating results. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including the amount of cash used in or generated by our operations and the market response to the introduction of our product offerings.

WE INCUR SUBSTANTIAL COMPLIANCE COSTS AS A PUBLIC COMPANY.

As a public company, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC has required changes in corporate governance practices of public companies.

ANY ADDITIONAL FUNDING WE ARRANGE THROUGH THE SALE OF OUR COMMON STOCK WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS.

We may raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders' interests in our company to be diluted. Such dilution will negatively affect the value of investors' shares.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, a return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

WE HAVE NO EXPERIENCE AS A PUBLIC COMPANY.

We have never operated as a public company. We have no experience in complying with the various rules and regulations, which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

FORWARD-LOOKING STATEMENTS

This discussion contains certain statements, which may be viewed as forward-looking statements that involve risks and uncertainties. When used herein, the words "believes", "anticipates", "expects" and similar expressions are intended in certain circumstances, to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks of a startup company becoming profitable and raising the funds required to do so. Given these uncertainties, you are cautioned not to place undue reliance on such statements. There are no assurances the company can fulfill such forward-looking statements. Such forward-looking statements are only predictions; actual events or results may differ materially as a result of risks facing the company. Some of these risks include changes in government regulations, lack of financing and undercapitalization, inability to compete on a price level with competitors, loss of supply contracts, and increases in shipping costs

USE OF PROCEEDS

We will use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures.  A more detailed description of our anticipated expenses can be found under the “Description of Business” section of this Prospectus.  We have not yet determined all of our anticipated expenditures and therefore cannot estimate the exact amounts to be used for all of the purposes discussed above. Accordingly, our management will have broad discretion in applying the net proceeds from this offering.

DETERMINATION OF OFFERING PRICE

We determined the offering price of $0.30 per share arbitrarily by adding a $0.10 premium to the last sale price of our common stock to investors.

DILUTION

Our net tangible book value as of March 31, 2010 was approximately $9,100, or $0.01 per share of common stock based on 1,067,500 shares of common stock outstanding. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2010. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of class A common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering.

After giving effect to the sale of the minimum offering of 7,000,000 shares of class A common stock by us in this offering at the offering price of $0.30 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us of 10%, our net tangible book value would be approximately $1,899,100, or $0.24 per share of common stock. This represents an immediate increase in net tangible book value of $0.23 per share of class A common stock to existing stockholders and an immediate dilution in net tangible book value of $0.06 per share to new investors purchasing shares of class A common stock in this offering based on the minimum offering amount.

After giving effect to the sale of the maximum offering of 10,000,000 shares of class A common stock by us in this offering at the offering price of $0.30 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us of 10%, our net tangible book value would be approximately $2,709,100, or $0.24 per share of common stock. This represents an immediate increase in net tangible book value of $0.23 per share of class A common stock to existing stockholders and an immediate dilution in net tangible book value of $0.06 per share to new investors purchasing shares of class A common stock in this offering based on the minimum offering amount.  The following table illustrates this per share dilution:

Minimum Offering ($2,100,000)
Public offering price per share of class A common stock		$0.30
Net tangible book value per common share as of March 31, 2010	$0.01
Increase in net tangible book value per share attributable to existing stockholders	$0.23
Net tangible book value per share as adjusted after this offering		$0.24
Dilution per share to new investors		$0.06

Maximum Offering ($3,000,000)
Public offering price per share of class A common stock		$0.30
Net tangible book value per common share as of March 31, 2010	$0.01
Increase in net tangible book value per share attributable to existing stockholders	$0.23
Net tangible book value per share as adjusted after this offering		$0.24
Dilution per share to new investors		$0.06

SELLING SHAREHOLDERS

There are no selling shareholders involved in this offering.

PLAN OF DISTRIBUTION

We are offering 7,000,000 shares of common stock minimum, 10,000,000 shares of common stock maximum on a self-underwritten basis. The offering price is $0.30 per share. There is no public market for our common stock. To date, we have made no effort to obtain listing or quotation of our securities on a national stock exchange or association. We have not identified or approached any broker/dealers with regard to assisting us to apply for such listing. We are unable to estimate when we expect to undertake this endeavor or that we will be successful. In the absence of listing, no market is available for investors in our common stock to sell their shares. We cannot guarantee that a meaningful trading market will develop or that we will be able to get our common stock listed for trading.

If the stock ever becomes tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell their shares at or greater than the price at which they are being offered.

This offering will be conducted on a best-efforts basis utilizing the efforts of the officers and directors of the Company. The intended methods of communication include, without limitation: telephone, personal contact and mass advertising methods such as the internet and print media.  As of this date, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent. However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements.

The proceeds from the sale of the shares in this offering will be payable to Auscrete Corporation Trust Account - Trust Account fbo Auscrete Corporation. All subscription funds will be held in escrow in a non-interest bearing Trust Account at Trust Account at Banner Bank, Hermiston, Oregon pending the achievement of the Minimum Offering and no funds shall be released to Auscrete Corporation until such a time as the minimum proceeds are raised. If the Minimum Offering is not achieved within 270 days of the date of this prospectus, all subscription funds will be returned to investors promptly without interest or deduction of fees. The Company shall have the right, in its sole discretion, to extend the initial offering period an additional 180 days. See the section entitled "Plan of Distribution” herein. Neither the Company nor any subscriber shall receive interest no matter how long subscriber funds might be held.

The officers and directors of the Company will not receive commissions for any sales originated on our behalf. We believe that our officers and directors are exempt from registration as brokers under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. In particular, as to our officers and directors, they:

1.             Are not subject to a statutory disqualification, as that term is defined in Section 3(a)39 of the Act, at the time of his or her participation; and

2.             Are not to be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.             Are not an associated person of a broker or dealer; and

Meets the conditions of the following:

a.             Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and

b.            Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

c.             Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs within this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

The officers and directors of the Company may purchase any securities in this offering.

There can be no assurance that all, or any, of the shares will be sold. As of this date, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent. However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named herein.  In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we have not identified the specific states where the offering will be sold. We will file a pre-effective amendment indicating which state(s) the securities are to be sold pursuant to this registration statement.

Investors can purchase common stock in this offering by contacting the Company. All payments must be made in United States currency either by personal check, bank draft, or cashiers check. There is no minimum subscription requirement. All subscription agreements and checks are irrevocable. The Company expressly reserves the right to either accept or reject any subscription. Any subscription rejected will be returned to the subscriber within 5 business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of common stock at no par value per share.

Common Stock

As of March 31, 2010, there were 1,067,500 shares of our common stock issued and outstanding held by 41 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We do not have an authorized class of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have any outstanding warrants to purchase shares of our common stock.

Options

We have not issued and do not have any outstanding options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Luc Nguyen, Attorney at Law has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Lenning & Company to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Company Overview

We were incorporated in the State of Wyoming on December 31, 2009 and have not begun operations. Initially we intend to manufacture lightweight cellular concrete wall, roof and interior panels for use in the construction of residential housing. Our principal business will be to supply builders and contractors with pre-cast wall, roof and interior panels for use in the construction of single family homes.  Our aim will be to offer pre-cast panels that are not only affordable, energy efficient, and eco-friendly but have superior fire-proofing and sound and thermal insulation qualities. Our intentions are to build a product that will be well suited to a more environmentally conscious market looking for affordable quality housing.

Our Mission Statement is “To make available Affordable, Technology Driven and Eco Friendly Housing to those who were never before afforded the opportunity to realize the American Dream.”

For years, the purchase of a comfortable family home has been out of reach for many average income-earning families. With the current home financing crisis, the need for affordable housing is even more critical throughout the whole of the United States and according to the US census at the end of 2009 the median price for a home in Oregon was $244,100.  Of course, these values have dropped since the onset of recession but, we believe, the tide has turned on our current economic down-turn and such levels will very soon re-appear.

We have not begun operations and will not begin operations until we are able to raise the required funds to do so through this offering. We estimate approximately $2,100,000 (Two Million Dollars) will be required to begin and continue operations for our first year. In addition our products will be fabricated on a build to order basis and as such variable costs will be incurred before the company receives any revenue. These variable costs differ based on the product constructed. Further detail on first year and second year expenditures is listed below. Although the second year expenditures will not be required to commence operations, the purpose of the year two expenditures will be to enhance our manufacturing facilities and process in order to improve efficiency and reduce production costs.  Our plan of operation is forward-looking and there is no assurance that we will ever begin operations. We are a development stage company and have not earned any revenue.

Initial Capital Expenditures

Year 1

Land & Buildings

10 acre Site on Industrial Estate	120,000
Development of Building Site	275,000
Erect First Building	95,000
Purchase 1 x 20,000 buildings	330,000
Erect 1 Buildings	153,000
Moving Costs to new facility	30,000
1,003,000
Machinery & Equipment

2 Cement Silos with Ancillary Equipment	40,000
2 Pan Type Concrete Mixers with Batchers	61,000
2 Conveyer System incl. Ancillary Equipment	64,000
3 Drop Deck Semi Trailers (used)	45,000
2 15,000# Forklift (used)	40,000
1 ‘Skytrak’ Tractor Loader (used)	12,000
1 35 ton mobile hydraulic boom crane (used)	50,000
312,000

Specialty Equipment Manufactured ‘In House’

24 Hydraulic Molding Tables	95,000
50 ‘6 pack’ Panel Storage Racks	50,000
Various Handling Equip	10,000
155,000

Shop Equipment

Lathe	6,000
Mill	4,000
Brake Press	12,500
Hydraulic 50T Press	2,000
3 Welding Machines	3,500
Rebar former & Bender	4,000
Rebar Cutter	3,000
Tooling	4,000
39,000

Office Equipment

2 Computer Drafting unit	3,000
CAD and other Software	5,000
Various small equip.	3,000
11,000

Personnel	475,000

Total for Year 1	$1,995,000

Year 2

Land & Buildings

Preparation of Building Sites	105,000
Purchase 1 x 20,000 building	330,000
Materials for Office Building	95,000
Erect Comm. Building and Office Building	275,000
805,000

Machinery & Equipment

2 Cement Silo with Ancillary Equipment	45,000
2 Pan Type Concrete Mixer with Batchers	65,000
2 Conveyer System incl. Ancillary Equipment	50,000
1 15,000# Forklift	18,000
178,000

Specialty Equipment Manufactured ‘In House’

12Hydraulic Molding Tables	50,000
50 ‘6 pack’ Panel Storage Racks	50,000
Various Handling Equip	10,000
110,000

Total for Year 2	$1,093,000

Total for Year 1 and 2	$3,088,000

Our Product

We possess proprietary patentable technology in cellular lightweight concrete manufacturing. Our process enables us to infuse millions of tiny air bubbles into a special inert concrete mix enabling us to create a lightweight product without sacrificing strength or structural integrity. The ability to create a light weight product that remains strong will enable us to produce affordable wall, roof and interior panels for the construction of affordable residential housing that is highly energy efficient (high ‘R’ value) with excellent sound suppression qualities. Because our product is self-insulating, it will possess high thermal efficiency.  When considering all the qualities of our concrete panels as a whole, our products will enable the construction of homes that will be extremely thermally efficient in all conditions, strong in earthquake zones, will not burn, have excellent sound proofing and are impervious to pests, rot and mold. Our products will be ideal for the construction of homes is in the 1,000 – 3,000 sq. ft. range.

Auscrete is on the cutting edge of the green movement. Our concrete is perceived to be very green, in part because of the minimal impact on the environment and its energy efficiency, two of the most important values for today’s needs and mindset.

To provide homes at low cost, it will be necessary to produce the materials in a “mass production” format. That is why we incorporate the methodologies of large manufacturing companies in order to provide products for the construction of 150 affordable ($ 70k - $ 150k) high quality site built homes a year using our product.

Technology

The Auscrete product is not the technology used to create lightweight cellular concrete, it is the products we derive from the availability and use of this exciting technology that will allow for the construction of affordable housing made of our energy efficient aerated concrete.

The foaming process used to produce the aerated concrete that will be the basis of our products has its origins in a technology developed in the early 1980’s in Australia.  At that time, Romarada Chemicals of Victoria, Australia first produced a chemical mixture call Cellucon which had the ability to maintain the structural and tensile integrity of concrete despite the infusion of minute air bubbles creating a much lighter concrete product, even when under mixing and blending stresses.

The Cellucon product was further refined in the US in the early 2000’s by Paul Grey, an engineer who had spent his life in the concrete business. Paul was able to create and patent the machine that could produce even smaller bubbles along with an improved version of the Cellucon chemical mixture.

Auscrete’s proprietary method for producing similar aerated concrete involves the mixture of cement, sand and water that has our specially developed air charged foaming agent infused during manufacturing. This enables the product to have millions of strong, tiny air bubble ‘aggregates’ introduced and evenly distributed throughout the lightweight cast panel sections. With the addition of air, there is room for expansion and contraction, allowing for a concrete product that is both durable and flexible.

The product is light, strong, of extremely high insulation value and is non-combustible. It also has excellent sound proofing qualities. Requiring only about half the raw materials needed for standard concrete construction, our aerated concrete product is considered environmentally friendly, non-toxic, pest free and uses materials that are freely available in the world.  The biggest advantage of our product is that it can be produced as large panels at very low cost in a casting factory atmosphere with controlled simple casting techniques that ensures absolute quality control.

Housing Construction

Concrete is generally accepted as a standard basic building material. There appears to be little resistance to the use of concrete in home construction, particularly in the initial targeted sales areas of the Western United States.

Notwithstanding the economical and ecological advantages of our product, there is no sacrifice to the type or style of home that can be built with our product. Architectural style has no limitations with this system. The intricacies of any design are created easily by the casting mold shape and the structural materials used, which are for the most part, treated steel and concrete.

In addition our product has the advantage of allowing for premium features not found in other building materials.  Such features include soaring cathedral ceilings without unsightly trusses, tubular solar skylights to reduce energy consumption, unparalleled energy efficiency, excellent sound reduction, utility rooms, lots of storage areas and single or double car garages.

The panels for the construction of a home will be cast in our proposed factory under tight quality control. There are large (typically 25’ x 10’) hydraulically tilting steel casting tables that can handle the largest panels of any house. Each panel mold is made up of vinyl moldboards that can be snapped together in the shape and size as required.

Each wall panel incorporates a cast-in, skeletal reinforcing frame containing vertical steel tubes, through which the hold down bolts pass to secure the panel to the concrete slab base.  At the same time, electric conduit and boxes are set in place and any vent tubes that required.

The specialized concrete is then applied to the mold and finished to a smooth, flat appearance. As the inside walls of the house are the inner side of the panel, surface finish is very important because the interior paint or other surfacing will be applied directly to that panel.

The roof is also made of lightweight concrete to give excellent overall energy efficiency and the individual panels are cast as typically 18’ x 4’ sections. The undersides of these panels become the ceiling in the cathedral roof design.  Because of their light weight, many panels can be loaded onto a step deck semi-trailer and delivered to the site, either close by or many miles away.

The panels are then assembled on the prepared concrete slab by being craned into place. Long, high tensile bolts are fitted right down from the top of the wall panel and pass through the fabricated reinforcing frame pulling together a stable and strong assembly. A 2-millimeter (.080”) thick adhesive/sealant barrier is applied between all concrete joints before being finally positioned and tightened down.

After setting of the wall panels, electrical wiring is fed through the conduit and the roof panels are then hoisted into place. These panels are held down with heavy duty, high tensile bolts threaded into the cast in receivers on the top of the side and cross walls.

The wall and roof panels are usually set in place over 5 days and the finishing of the house is commenced. As a lot of the fitting is already cast into the panels at the factory, it takes just a few weeks to finish plumbing, electrical and fitting of windows and doors, cabinets and roof shingles or metal roof finish as required by the contract.

The final stucco finish, once again simply applied direct to the concrete, is applied in 2 days and the house is ready for occupation.

Other Potential Uses

Although the Company will initially be focused on manufacturing panels for the construction of single family and multi unit housing, our product line may be expanded in the future for other uses.

•      Construction of commercial and industrial office and factory structures.
•      Construction of soundproof structures such as sound stages and studios.
•      Construction of molded structures such as arches and building fascias.
•      Construction of thermal structures such as public restrooms and cold stores.
•      Construction of walls and fences such as freeway sound barriers and general fencing.
•      Construction of lawn and garden furniture and attractions.
•      Construction of housing and structures using pre-made blocks and sections.

Market

Auscrete Corporation intends to position itself as a major supplier in the “affordable” housing market.  Housing is generally considered “affordable” when its cost does not exceed 30 percent of the median family income in a given area. In many parts of the country, housing costs and shortages have begun to show signs of adversely affecting corporations, workers and local economies. Affordable housing is becoming increasingly scarce.  According to Garry Emmons from Harvard Business School “With the wages and purchasing power of working people largely stagnant over the last two decades, the cost of adequate housing in a decent neighborhood has soared beyond the reach of many. Today, the demand for affordable housing exceeds the supply by a record 5.3 million units.”

“The provision of adequate housing for people at all income levels is a problem that is never going to be solved by free market economics.” Says Laurie J. Gould of The Community Builders, Inc. “Only the Federal Government has the resources necessary to address the magnitude of the market imbalance that exists. The primary vehicle for developing new affordable housing is low income housing credits”.  But the private sector, Gould notes, is playing an important role in affordable housing as an investor and is reaping handsome returns for its participation.

On December 23, 1999, Vera Katz, Former Mayor of Portland, was able to congratulate the City Council for completion of a $30 million, low-income housing project.  But while celebration was in the air she also foresaw furtherance for affordable housing that must be met in modern society.  “The city must focus on creating higher-quality and better-looking housing for people who cannot afford market-rate housing.”1  Unfortunately, the next decade did not see any improvement in this area.

The US Department of Housing states: “It has been more than fifty years since America established the national goal of a safe, decent home and a suitable living environment for all.  But despite the passage of time, the need for affordable housing - the gap between the cost of housing and what families can afford to pay - remains one of the most serious challenges we face as a nation.” 2

Rod Miner, in his article: The Socially, Ecologically, and Financially Affordable House, leads off Socio-Economic Affordability by stating: “Society, as a whole, is best off when housing is affordable by essentially all citizens.”3

Housing in modern America, however, has become something beyond simple housing for family dwelling.  It has become the centerpiece of our portfolios.  Our retirements are tied up in our real estate, our tax breaks, and our children’s college educations.

Coming out of the Second World War, the average house was one-third the square footage of average homes at the turn of the new millennium.  Yet, with multiple bathrooms, a larger yard, dens, family rooms and deluxe bedrooms, and the size of the average American family is down 60 percent from that of the forties.4   From all quotable sources the conclusion is that houses have gone beyond the reach of the common family.

1The Oregonian, Gordon Oliver, Thursday December 23, 1999
2Report/ National Low Income Housing Coalition/ LIHIS/ 6/28/01
3The Last Straw, Issue No. 12, Fall 1995
4 ibid

As an example, in the Census period of 2000- 2001, housing starts totaled 1291K starts for single dwelling versus 300K starts for structures with 5 or more units.5   This excludes duplex starts completely.  Simple math demonstrates that houses were built for 1291K households while apartments were built for a minimum of 1500K households.  And many of these apartments are luxury apartments beyond the reach of average families or are condominiums, which are included in this statistical accounting.

The federal government’s requirement of gross monthly household income for qualifying to purchase housing is a figure of 30% of total household dollars.

A household making $45K can qualify for up to $1350/mo payments, which over thirty years, at a six percent interest rate, will allow approximately a $175K home. However, more households are paying a cost of 50% gross household income for housing.6

The American dream was a house that was salable, insurable, and appealing to live within. That dream of good cruising has turned into a nightmare of Titanic proportions for nearly sixty percent of all of America. Houses, which, in January 2002, reached 310,000 units for a 4-6 month inventory, 7 are beyond the reach of ordinary Americans.

The median sales price of new houses sold in January 2002 was $183,400; the average sales price was $226,100. Housing sales in January 2002 were 15% below revised December estimates, and overall 10% below the January 2001 estimate. 8 The largest distributions of Low Income Housing Tax Credits (LIHTC) are the three western states, followed by Wyoming, Illinois and the upper Eastern states. 9

In those states, housing ownership is at 67 % of inventory. 10   In an effort to stimulate housing sales, Allen Greenspan began a measured practice of lowering the FRB’s lending rate.  In comparing Intended federal funds rate Change, 1990 to recently, against a similarly dated housing start charting, the effect of creating affordability, in this case through Bank Loan incentives, works marginally through the nineties while dying quickly when rates were raised again.  Greenspan changed this policy and dropped interest rates steadily from 6% to 1% over two years to motivate the housing and mortgage markets. 11 The clear response demonstrates remarkable market demand for affordable housing.

The need for affordable housing has been demonstrated here in a number of references to various research and statistics. There is no end to the references that outline the need for affordable housing. The market does not need our funding to be developed; it is already there in a generous proportion.

What is necessary is to present and promote a product that will satisfy ‘The American Dream’ and offer some luxuries, such as optional heat pump air conditioning that would not be available in other houses at such comparable pricing. By constructing with Auscrete aerated concrete, those luxuries will result in lower cost utilities and a comfortable ‘feel’ to the living environment, as can be achieved with a product offering excellent thermal and soundproofing qualities as well as superb fire resistance.

Our developers and contractors will offer the homes as complete ready constructed site built units on suitable land. They will not be offered under the banner of such categories as ‘pre-fabricated’ or ‘factory built’ homes. They are just plain good value masonry homes built of a time proven product, concrete.

Our Strategy

We believe that new home construction will return to around 2.06 million new single and multifamily units per year soon.  When the new construction market rebounds, we intend to take advantage of the upswing and position ourselves as a major player in the green construction industry. Given our price and quality advantages, and with a product that is tornado resistant, fire proof and resistant to many other environmental conditions, we believe we will be poised to be a leader in our field.

Initially, we intend to establish our operations and a manufacturing facility in the Industrial Estate area of Rufus, Oregon. Rufus is a small city about 110 miles east of Portland. Construction of the plant should take 10-12 months.  The advantage of Rufus is it is located on 2 main highways, I-84 east/west and I-97 north/south.

5Housing Starts  Statistics/ US Census Bureau, April 2001
6ibid
71/8 Builders Business News, Eugene, OR, Sunday, June 9, 2002
8Builders Business News, Eugene, OR, Sunday, June 9, 2002
9LIHTC Web Chart/www.danter.com/taxcredit/about
10see appendum, Chart, US Census Bureau
11see appendum, Graph , US Census with FRB notations

           The location will help considerably with the delivery of our pre-cast panels initially to the Northwest area and will also simplify the delivery of raw materials to our facility.  We anticipate that in the initial year we will be able to produce enough panel sets for the construction of 150 homes.

We believe that we will be able to economically deliver whole house panel sets as far away as Arizona or Alberta, Canada. However, with a future facility to be set up in Central California, we believe that we will be able to achieve further efficiencies to be able to service a fast emerging market in this above average (for affordable housing) growth area.   Additionally, a plant in Central California could easily initially address the Arizona market once the market recovery in that area has taken effect.

We plan on selling most of our output to developers, contractors and builders who will purchase the complete set of wall, roof and interior panels from us and use their own construction crew to complete the house.

Immediate Market Opportunities

The company has identified two immediate market opportunities that it could benefit from as soon as manufacturing commences but could be serviced by other construction companies using existing methods. Without manufacturing in place, Auscrete would not be able to take advantage of these opportunities.

The first opportunity involves a development on the outskirts of the city of Rufus. The market for affordable housing jumped recently with the construction of hundreds of wind tower generators throughout ours and nearby counties. Maintenance personnel are currently being trained at The Dalles Community College and elsewhere and it is believed that there will be up to 600 maintenance positions available over the next 3 years.

The area is already stretched to the limit for housing and some of the current personnel drive up to 90 miles each way every day. Because of the shortage of build-able land in the counties, being mostly farmland, the 2 opportunities offered to Auscrete are certainly considerable.  The first is from Gorge Vista, LLC. (www.gorgevista.com) This company has over 180 acres of residential land in the heights behind the city and is very nearly all the residential land of any volume, (except for our second offer) available within 45 miles.   The development is called Gorge Vista and is to be a mix of housing, community center and green space offering affordable housing in what will be a beautifully prepared neighborhood.  Gorge Vista has planned for 100 affordable homes initially on the lower section and probably up to 30 or more upper level homes at the heights. The homes that they would like to place on this land are Auscrete’s homes, not just for price advantage but also for the ability to look a little ‘southwest’ in their appearance, a look that is very easy for us to achieve.  Gorge Vista’s principal, John Schmidt, has personally proposed that we consider contracting with his company to provide materials for the construction of 100 homes on this development over the next 3-4 years. This is an order at today’s rates for $13.5 million and could increase considerably if we are also to do the final construction on the site. Gorge Vista, LLC has provided a letter of intent and a copy of which is attached hereto as Exhibit 10.1.

The other opportunity is to be involved in the construction of up to 30 homes on the NW Realty development near Wasco, a city bordering Rufus. Mike Nilson, principal of NW, intends to also provide affordable housing to the populace that will be moving into the area in the next few years and expects to sell at least 10 to 15 homes this coming year. He has requested that Auscrete be involved in the home construction on this development as he feels that these are the best value in affordable housing today. We also have a letter of intent from Mike Nilson, a copy of which is attached hereto as Exhibit 10.2.

With both of these projects, a 4,500 sq. ft. research center for the University of Oregon, a 9,000 sq ft commercial complex in Hood River, our current workload of 3 houses to build and working on final plans for a senior living and recreation center, total orders based on the letters of intent could potentially result in sales of $20.3 million.

Marketing

Our principal marketing efforts will be focused on interpersonal contacts and relationships.  We intend to first leverage our contacts and relationships in and around Rufus, Oregon along with our local knowledge of the area to market our product and distinguish ourselves. Our initial marketing thrust will include meetings with developers and construction companies to supply our product for their own construction needs. Although we intend to eventually build homes through our own construction division, we initially anticipate that over 90% of our sales will be to contractors and developers once our manufacturing gets off the ground.

Revenue

Should the Company start operations the revenue will come from the purchase of our concrete panels and panel sets.  Specific prices may change due to elasticity of demand and fluctuations in commodity prices but currently we anticipate revenues derived of the typical homes listed below as follows:

1,000 Sq. Ft. Home:	$46,000
1,500 Sq. Ft. Home:	$69,000
2,000 Sq. Ft. Home:	$92,000
2,500 Sq. Ft. Home:	$115,000

At present the Company does not have any current customers or customer contracts. The Company cannot be certain that it will generate any revenues in the future

Competition

The building supplier industry is a highly competitive industry.  We compete with a large number of competitors in the construction supply business.  In addition to other companies that manufacture and distribute pre-cast aerated concrete wall, roof and interior panels, we will compete with companies that supply panels made of alternative materials including but not limited to, drywall, gypsum and wood.  In addition, we will compete with local, regional and national home improvement retailers such as Home Depot and Lowe’s who offer other building materials to the public and to contractors.   We expect to face increased competition in the future. Further, many of our potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us.  However, we believe that our unique position of being able to provide environmentally friendly “green” construction materials that are affordable and that incorporate a process that is distinguished from other building materials suppliers will allow us to compete effectively, especially in the Northwest where we have established relationships.

Insurance

We do not currently maintain insurance but intend to maintain general liability standard in the industry.

Employees

We are a development stage company and currently have no salaried or waged employees.  Our directors and officers currently serve the Company for no compensation.

Government Regulations

Our products have already been approved to State and County building codes.

Research and Development

We have not conducted any research or development nor incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Offices

Our office is currently located at 504 East First St. Rufus OR 97050 and our telephone number is (541) 739-8200. This location does not have the manufacturing capacity required by our anticipated operations. We intend to establish our headquarters and manufacturing facilities in the Rufus Industrial Estate if we are able to raise the minimum capital requirement under this offering. We do not pay any rent and there is no agreement to pay any rent in the future. Such costs are immaterial to the financial statements and, accordingly have not been reflected therein.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our address for service of process in Wyoming is 109 W. 17th St. Cheyenne, WY 82001.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock.

There is presently no public market for our common stock. We anticipate obtaining quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize.

Stockholders of our Common Stock

As of the date of this registration statement, we have 41 registered shareholders.  The 20 largest shareholders are as follows:

	NAME	ADDRESS	SHARES
1	Clifford D. Jett	PO Box 846, Rufus, OR 97050	300,000
2	John Sprovieri	PO Box 813, Rufus, OR 97050	300,000
3	William Beers	PO Box 825, Rufus, OR 97050	300,000
4	VAWT Earth Wind and Power	Unit 2393 Sidney, B.C. V8L 3Y3	97,000
5	Lynn Komar	61560 Sunny Breeze Lane, Bend, OR 97702	25,000
6	Julie Jett Regnell	1126 Olmo Way, Boulder City, NV 89005	3,000
7	Robert Tanner	PO Box 54, Grass Valley, OR 97029	2,500
8	Joe Hobbs	210 Webber Street, The Dalles, OR 970587	2,500
9	Billy Sullivan	PO Box 614, Hood River OR 97031	2,500
10	Dan Newbold	30303 Maple Drive, Junction City, OR 97448	2,500
11	Lee Hall	30325 Maple Dr. Junction City, OR. 97448	2,500
12	Kathleen D. Jett	PO Box 846, Rufus, OR 97050	1,000
13	Mary E Sprovieri	PO Box 813, Rufus, OR 97050	1,000
14	Linda Beers	PO Box 825, Rufus, OR 97050	1,000
15	Marjorie E. Yarnell	PO Box 6, Rufus OR 97050	1,000
16	Sharon R. Nolan	PO Box 745, Rufus, OR 97050	1,000
17	Ryan R. Regnell	1126 Olmo Way, Boulder City, NV 89005	1,000
18	Roderick R. Regnell	1126 Olmo Way, Boulder City, NV 89005	1,000
19	Larry Barngrover	428 S. Lawndale Dr., Spring Creek, NV 89815	1,000
20	Ryan P. Sharp	PO Box 351, Pendleton, OR 97801-0351	1,000

Rule 144 Shares

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified:

Registration and Offer of Securities

Our first milestone is to complete the registration of our shares for sale immediately, effect registration of our common stock under the Securities Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part, and then obtain a symbol to facilitate quotation of our shares on the OTC Bulletin Board.  We plan on engaging a “Market Maker” for the placement and sale of our common stock under this offering.  We estimate the costs expected to be incurred in connection with this offering to be 10% of the offering amount if we engage a Market Maker.  The nature of these costs is audit, legal, transfer agent fees and SEC registration costs. There can be no assurance that we will obtain quotation on the OTC Bulletin Board.

Establish Office and Manufacturing Facility

We believe that it will cost approximately $1,520,000 to set up an office and our manufacturing facility and another $475,000  to hire executive, administrative, marketing and labor personnel necessary to begin operations.  Initial capital expenses for the first 12 months are discussed in Description of Business section above.

Begin Operations

Once our manufacturing facility is complete and our marketing is under way, we will be ready to accept and fulfill orders for our products.  Raw materials will be ordered as needed so to reduce storage requirements and inventory.

The technology we are using has already been applied to basic design and construction of structures and has been proven here as well as in many other parts of the world. We can easily adapt many or our customer’s designs to our construction methods simply by adhering to some basic design criteria within the parameters of our concrete construction and engineering.

Further product development in the future might include many industrial and commercial structures but these would also fall within the same original design methods used in residential housing. Presently necessary near future product development and design is completed.

The next stage for us is the manufacturing of the basic building components (panels, etc…) that are required to construct the houses we are already committed to and this is only possible by the establishment of a manufacturing facility. Once the facility is complete casting of concrete panels is simply a matter of snapping together the mold boards to the panel design and adding rebar and electrical conduit etc. The next step is to pour the Auscrete Aerated Concrete product into the mold and allow it to cure.

Once the panels are cured, they are removed from the casting tables by use of a special lifting apparatus attached to heavy duty forklifts and stored in the pre-manufactured racks until all components for a specific house are complete. We will load our specially fitted trailers with the complete panel sets and ship them to the prepared site via our own transportation division and deliver them to the contractor or developer for final construction and finishing of the house.

In many cases our trucks can return with raw materials from supplier depots throughout the country.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are a start-up company and have not generated any revenues. We cannot guarantee success of our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations for Period Ending March 31, 2010

We did not earn any revenues from our incorporation on December 31, 2009 to March 31, 2010.   We have not attained profitable operations and are dependent upon obtaining financing to continue with our business plan.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of the date of this prospectus are as follows:

John Sprovieri – CEO/Director, Age 61

John Sprovieri is a dual American/Australian citizen born in Brisbane, Australia to American parents.   Mr. Sprovieri has a background in mechanical engineering and he spent six years in construction machinery marketing with Industrial Engineering Limited in Australia becoming Sales Manager for their Contracting Plant Equipment Division. He and his wife, Mary have been married 42 years and have no children.

In 1975, Mr. Sprovieri developed a revolutionary agricultural/industrial tractor and developed both the manufacturing and marketing segments of his company, Australian Tractor Manufacturers Pty. Ltd.   The corporation produced nearly 500 units over the next 14 years until he sold the company to Just Australia China Holdings Ltd. with interests in China, Korea and Russia. Mr. Sprovieri stayed on with the corporation developing overseas licensed manufacturers and markets. He traveled extensively into Europe, USSR, the Middle East and North America.

Following completion of his contract with Just Australia China Holdings in 1993, Mr. Sprovieri researched the US west coast market for low cost housing development.  Based on his research, he started a transport company after working with two separate transport companies in Washington and Oregon and holding various positions throughout the West Coast corridor for nearly three years.

Mr. Sprovieri is widely experienced and qualified in the management of finance, operations and personnel and his background in engineering is also very helpful when dealing with the development of new entities.

Clifford Jett – Director, Age 69

Mr. Jett is currently the Mayor of the City of Rufus and has served in that capacity since 1998. He is chairman of the Lower John Day Regional Partnership and on the Board of Directors of Mid-Columbia Council of Governments. He is also a member of the Mid Columbia Economic Development District and the Lower John Day Area Commission on Transportation.

Mr. Jett comes from the Columbia Gorge area and has an intimate knowledge of the area. He and his wife, Kay, live in Rufus on their small orchard and vineyard.

In his early career, Mr. Jett worked in law enforcement.  Starting in 1967, he spent many years in Nevada, starting out as a Conservation Fieldman II for the Nevada Dept. of Fish and Game working his way up the ranks when, in 1991, he achieved the rank of Region III L.E. Supervisor status as Fish and Game Agent III at the Nevada Dept. of Wildlife.

His diverse career has given Mr. Jett much experience in management, public relations, budgeting, law enforcement knowledge, personnel evaluations and preparation of quarterly and annual reports.

In 1996, Mr. Jett became a city councilman for the City of Rufus and was elected Mayor in 1998. In addition to being a deputy of the Sheriff’s Department in the marine division, he is also a vineyard farmer and a partner in a small museum in the area.

Mr. Jett’s 23 years in Law Enforcement has given him the ability to display professionalism and integrity as part of his life’s philosophy. His leadership and problem solving ability make him well qualified to serve on the Board of Directors of this corporation.

William Beers – Director, Age 74

Mr. Beers has lived in Sherman County since 1956 and lives with his wife, Linda in the City of Rufus. He recently became semi-retired and is currently a councilman for the City of Rufus and has served for a number of years.

Mr. Beers regularly represents the city by working with business leaders and entrepreneurs to encourage development of local businesses and commercial and industrial enterprises by encouraging potential businesses to move to the city’s business park.

Mr. Beers’ management experience has a long history.  In his career, he has successfully owned and managed a number of businesses including a truck stop service station, restaurants and, the ‘Hi-Way market’ general store in Rufus.

With his considerable experience in general business and personnel management, Mr. Beers is highly qualified to serve as a Director on the Board of Auscrete Corporation.

Significant Events

During the past five years, none of the officers or directors named above has been the subject to any of the following events:

1.  Any bankruptcy petition filed by or against any business of which one of the above-named individuals was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2.  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

3.  An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting one of the above-named individual's involvement in any type of business, securities or banking activities.

4.  Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission, to have violated, a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Term of Office

None of our officers or directors currently has an employment agreement in place and will hold office until removed from office in accordance with our bylaws.

Significant Employees

Our significant employees as of the date of this prospectus are as follows:

Chris Longphre – General Contractor RMI (Responsible Managing Individual), Age 42

Mr. Longphre was born in Pittsburgh, Pennsylvania, where his father ran a cement plant for US Steel. After finishing his education at the University of Tennessee, Mr. Longphre joined his father at CRL Enterprises, an industrial supply business, where he was employed in all phases of management for over 5 years.

Following four years in retail sales Mr. Longphre worked for US Bank as a Personal Banker. He then studied and became a Financial Planner and Stockbroker. After four years in the financial world, Mr. Longphre became interested in real estate, and the burgeoning green building market.

Mr. Longphre also has ten years experience in the construction industry where he also held a general contractor’s license. Mr. Longphre was enrolled in a course involving building custom homes, when he became aware of Auscrete Corp.  Seeing the obvious opportunity in the ability of Auscrete to build a better home at a more affordable price than with conventional building methods, he joined the Auscrete team as its RMI.

Kimberly Grimm - Internal Operations Manager, Age 46

Ms. Grimm was born and raised in the Pacifica area of Northern California. Ms. Grimm studied business at the Knapp College of Business in Tacoma WA. Upon completion of her studies, she was retained by the college as an Equipment Security Monitor.

After a number of General Clerical and Word Processing positions, she juggled raising a family while working for Pizza Hut Corporation as a day shift manager for three years. Following further studies in the computer industry, she joined The Kroger Company as a technical support officer overseeing their computer equipment and program operations.

While her younger two children were still in high school, she joined Lance Transportation in internal operations and effectively ran the financial bookkeeping operations of the company for over two years. Ms. Grimm was subsequently promoted to the position of Transport Operations Manager where she oversaw operations generating revenues of around $ 1.5 million per year.

Ms. Grimm has three and grown children and enjoys writing short stories in her spare time.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal period from our incorporation on December 31, 2009 to March 31, 2010 (our fiscal year end) and subsequent thereto to the date of this prospectus.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Stock Bonus($)	Option Awards ($)	Non-Equity Incentive Plan Awards	Change in Pension Value and Nonqualified Deferred Compensation	All Other Earnings	Compensation Total ($)
John Sprovieri, CEO/Director	2010	$0	$0	$0	$0	$0	$0	$0

Stock Option Grants

We have not granted any stock options to our executive officer since our inception.

Consulting Agreements

We do not currently have an employment or consulting agreement with any of our officers, directors or significant employees and none of them currently receive compensation for their services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group as of March 31, 2010, except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Common Stock	Clifford Jett, Director PO Box 846, Rufus, OR 97050	300,000 Shares	28.10%
Common Stock	William Beers, Director PO Box 825, Rufus, OR 97050	300,000 Shares	28.10%
Common Stock	John Sprovieri, Director PO Box 813, Rufus, OR 97050	300,000 Shares	28.10%
Common Stock	VAWT Earth Wind and Power 2393 Sidney, B.C. V8L 3Y3	97,000 Shares	9.09%
Common Stock	All Officers and Directors as group that consists of William Beers, Clifford Jett, and John Sprovieri	900,000 Shares	84.31%

The percent of class is based on 1,067,500 shares of common stock issued and outstanding as of the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           Each of Mr. Beers, Jett, and Sprovieri received 300,000 shares of Auscrete Corporation , no par value,  on December 31, 2009 in exchange for services related to the organization of the Company. They each own 28.10% company's outstanding common stock, individually and 84.31% as a group.

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•      Any relative or spouse of any of the foregoing persons who has the same house as such person;

•      Immediate family members of directors, director nominees, executive officers and owners of 5% or more of our common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors are indemnified as provided by the Wyoming Statutes Annotated and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

INDEX TO FINANCIAL STATEMENTS:

1. Independent Auditor’s Report;	F-1

2. Audited financial statements for the period from inception
(December 31, 2010) to March 26, 2010

a. Balance Sheets;	F-2
b. Notes to Financial Statements	F-3

LENNING & CO., INC.
CERTIFIED PUBLIC ACCOUNTANTS

18377 Beach Blvd., Ste. 211
Huntington Beach, CA 92648
(714) 893-0646
Fax (714) 596-7152

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
   Auscrete Corporation

We have audited the accompanying balance sheet of Auscrete Corporation, (a development stage company), as of February 26, 2010. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Auscrete Corporation as of February 26, 2010 in conformity with accounting principles generally accepted in the United States of America.

April 6, 2010

AUSCRETE CORPORATION
(A Development Stage Company)
BALANCE SHEET
FEBRUARY 26.2010

ASSETS

CASH	$9,069

STOCKHOLDERS' EQUITY

STOCKHOLDERS' EQUITY
Common stock
Authorized - 500,000,000 shares, no par value
Issued and outstanding - 1,067,500 shares $9069	$9,069

See accompanying notes to the financial statement

AUSCRETE CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 26, 2010

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of Auscrete Corporation is presented to assist in the understanding of the Company's financial statements. The financial statements and notes are representations of the Company's management, who is responsible for their integrity and objectivity.

Organization - Auscrete Corporation was incorporated in Wyoming on December 3 1 , 2 0 0 9 . The Company was organized for the purpose of establishing a system for making cellular light-weight concrete. They are able to produce affordable housing that is highly energy efficient with excellent sound suppression qualities. As of February 26, 2010, operations have not commenced.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income taxes - The Company accounts for income taxes in accordance with SFAS 109 "Accounting for Income Taxes", which requires the use of the liability method of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the 'financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year's income taxable for Federal and state income tax reporting purposes.

For the period ended February 26, 2010, no income or loss has been generated. Therefore, no provision for income taxes has been made.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Registrant in connection with the sale of the common stock being registered. Registrant has agreed to pay all costs and expenses in connection with this offering of common stock. The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

SEC Registration Fee	$214
Legal and Professional Fees	$4,000
Accounting Fees	$1,000
Total	$5,214

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Formation, Bylaws, Wyoming laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

The table on the following page summarizes shares  that were recently issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act") at various dates corresponding with each purchaser. In connection with this issuance, the purchasers were provided with access to all material aspects of the company, including the business, management, offering details, risk factors and financial statements. Each investor also represented to us that he/she was acquiring the shares as principal for his/her own account with investment intent. Each investor also represented that he/she was sophisticated, having prior investment experience and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed decision. This issuance of securities was not accompanied by general advertisement or general solicitation. The shares were issued with a Rule 144 restrictive legend.

TABLE FOLLOWS ON NEXT PAGE

NAME	ADDRESS	DATE	AMOUNT	# SHARES
Clifford D. Jett	PO Box 846, Rufus, OR 97050	1/15/2010		300,000
John Sprovieri	PO Box 813, Rufus OR 97050	1/15/2010		300,000
William Beers	PO Box 825, Rufus OR 97050	1/15/2010		300,000
Lynn Komar	61560 Sunny Breeze Lane, Bend OR 97702	1/15/2010		25,000
Kathleen D. Jett	PO Box 846, Rufus, OR 97050	1/21/2010	200.00	1,000
Mary E Sprovieri	PO Box 813 Rufus OR 97050	1/22/2010	200.00	1,000
Linda Beers	PO Box 825, Rufus OR 97050	1/22/2010	200.00	1,000
Robert Tanner	PO Box 54, Grass Valley OR 97029	12/11/2009	500.00	2,500
Marjorie E. Yarnell	PO Box 6, Rufus OR 97050	1/8/2010	200.00	1,000
Sharon R. Nolan	PO Box 745, Rufus OR 97050	1/8/2010	200.00	1,000
Julie Jett Regnell	1126 Olmo Way, Boulder City NV 89005	1/12/2010	600.00	3,000
Ryan R. Regnell	1126 Olmo Way, Boulder City NV 89005	1/12/2010	200.00	1,000
Roderick R. Regnell	1126 Olmo Way, Boulder City, NV 89005	1/12/2010	200.00	1,000
Larry Barngrover	428 S. Lawndale Dr., Spring Creek, NV 89815	1/12/2010	200.00	1,000
Ryan P. Sharp	PO Box 351, Pendleton, OR 97801-0351	1/12/2010	200.00	1,000
Daniel J. Hall	PO Box 292,Wasco, OR 97065	1/12/2010	200.00	1,000
George R. Jett	PO Box 826, Rufus, OR 97050	1/12/2010	200.00	1,000
Kelly Louise Means	PO Box 12053, Reno, NV 89510	1/12/2010	200.00	1,000
Jaime Scott McLaughlin	PO Box 12053, Reno, NV 89510	1/12/2010	200.00	1,000
Linda Randle	6060 Oak St., Anderson, CA 96007	1/16/2010	200.00	1,000
Jimmy Nelson	353 Centerville Hwy., Lyle, WA 98635	1/12/2010	200.00	1,000
Michael Nilson	PO Box 518, Lyle, WA 98635	1/12/2010	200.00	1,000
Doug Bill	101 Jayden Lane Stevenson WA 98648	1/20/2010	200.00	1,000
Kimberly A. Grimm	PO Box 801, Rufus, OR 97050	1/20/2010	200.00	1,000
Cory L. Bernard	704 Oak Ave., Hood River, OR 97031	1/14/2010	200.00	1,000
Kenneth A. Jett	PO Box 846, Rufus, OR 97050	1/22/2010	200.00	1,000
Rebecca Jones	72233 Blalock Cyn. Rd. Arlington,OR 97812	1/22/2010	200.00	1,000
Karen A. Johnson	300 Circulo Uno Poco, Rohnert Park, CA	2/3/2010	200.00	1,000
Jennifer Bain	4804 Gettysburg Rd.,Knoxville, TN 37921	2/3/2010	200.00	1,000
Elizabeth A Voiles	6200 Hickson Pike, #202, Hickson TN 37343	2/3/2010	200.00	1,000
Jose M. Guzman	PO Box 703, Rufus, OR 97050	1/27/2010	200.00	1,000
Christopher Longphre	PO Box 631, Stevenson, WA 98648	1/26/2010	200.00	1,000
Donald Hilderbrand	PO Box 148, Wasco OR 97065	1/22/2010	200.00	1,000
Martin J Kelly	PO Box 813 Rufus OR 97050	1/22/2010	200.00	1,000
John Schmidt	PO Box 1934 Sandy OR 97055	1/27/2010	200.00	1,000
Joe Hobbs	210 Webber Street, The Dalles OR 970587	1/25/2010	500.00	2,500
Billy Sullivan	PO Box 614, Hood River OR 97031	1/28/2010	500.00	2,500
Linda Buchanan	PO Box 825 Rufus OR 97050	1/28/2010	200.00	1,000
Dan Newbold	30303 Maple Drive, Junction City, OR 97448	2/3/2010	500.00	2,500
Lee Hall	30325 Maple Dr. Junction City, OR. 97448	30-Jan	500.00	2,500
VAWT Earth Wind and Power Unit	2393 Sidney, B.C. V8L 3Y3	1/16/2010		97,000
			9100.00	1,067,500

Item 16.  Exhibits and Financial Statement Schedules.

INDEX OF EXHIBITS

Exhibit No.	Name/Identification of Exhibit

3	Articles of Incorporation & Bylaws

3.1 Articles of Incorporation
3.2 Bylaws

5.1	Opinion of Luc Nguyen, Esq.

23.1	Consent of Independent Auditor

10	Additional Exhibits

10.1 Gorge Vista Letter of Intent
10.2 Northwest Realty Letter of Intent

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.  To file during any period in which offers of sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  Include any additional or changed material information on the plan of distribution.

2.  That, for the purposes of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered herein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to the directors, officers, and controlling persons of the small business issuer pursuant to the By-Laws of the company, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by the director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or other control person in connection with the securities being registered, we will, , unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to the court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

        Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURE PAGE FOLLOWS

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized in the City of  Rufus State of Oregon on May 3, 2010.

Auscrete Corporation
(Registrant)2537895

By: /s/ John Sprovieri .
John Sprovieri, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Sprovieri .	President, Secretary and Director	May 10, 2010
John Sprovieri	Chief Executive Officer

/s/ John Sprovieri .	Treasurer	May 10, 2010
John Sprovieri	Chief Accounting Officer